Exhibit 10.11

CIRRUS LOGIC, INC.

2007 MANAGEMENT AND KEY INDIVIDUAL CONTRIBUTOR INCENTIVE PLAN

Effective September 30, 2007

(as amended on February 15, 2008, and May 28, 2013)

1.	Purpose.

The purposes of the Cirrus Logic, Inc. Management and Key Individual Contributor Incentive Plan (the “Incentive Plan”) are to (1) provide Participants with incentives to improve the Company’s financial performance through the achievement of semi-annual goals relating to the Company’s Operating Profit Margin, Revenue Growth, or other performance criteria and (2) attract, retain, motivate and reward the Company’s management team and key individual contributors.

2.	Definitions.

As used herein, the following definitions shall apply:

(A)	“162(m) Award” means a conditional right to receive periodic cash incentive compensation intended to be “performance-based compensation” for purposes of Section 162(m) of the Code which is granted under the Incentive Plan to an Employee designated by the Committee as likely to be a Covered Employee.

(B)	“Base Salary” means an Employee’s annual rate of base salary, exclusive of bonuses, incentive pay, commissions, and all other forms of compensation. Base Salary for a given Plan Cycle shall be calculated based on Participants’ Base Salary in effect on the last day of a Plan Cycle.

(C)	“Board” means the Board of Directors of Cirrus Logic, Inc.

(D)	“Change in Control” means (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any person, entity or group or persons acting in concert; (ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or (iii) consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the voting power represented by the voting securities of the Company or such surviving entity (or parent) outstanding immediately after such merger or consolidation.

(E)	“Code” means the Internal Revenue Code of 1986, as amended.

(F)	“Committee” means the Compensation Committee of the Board.

(G)	“Company” means Cirrus Logic, Inc. and its wholly owned subsidiaries and affiliates, and each of their respective successors.

(H)	“Continuously Employed” means the Employee’s continuous and uninterrupted full-time employment with the Company.

(I)	“Covered Employee” means an Employee who is a “Covered Employee” as specified in Section 7(H).

(J)	“Disability” means total and permanent disability as defined in accordance with the Company’s Long-Term Disability Plan.

(K)	“Effective Date” means September 30, 2007.

(L)	“Eligible Participant” means any Employee who is in a management or leadership position in the Company or who is a key individual contributor whose efforts potentially have a material impact on the Company’s performance.

(M)	“Employee” means a natural person who is employed by the Company and who is treated as an employee by the Company for tax purposes.

(N)	“Incentive Plan Pay-Out Percentage” means the multiplier derived from the formula set forth by the Committee before a Plan Cycle for determining the pay-out percentage based on the Company’s Operating Profit Margin and Revenue Growth. The Committee shall review and update the Operating Profit Margin and Revenue Growth performance goals and the associated Incentive Plan Pay-Out Percentages applicable to a Plan Cycle prior to the commencement of such Plan Cycle.

(O)	“Individual Incentive Payment” means the amount calculated for each Participant in Section 5 for each Plan Cycle and any 162(m) Award.

(P)	“Individual Performance Multiplier” means a performance multiplier of between 0% and 120% to be determined based on a Participant’s achievement of individual performance goals (“MBOs”) set for each Participant pursuant to Section 3(C).

(Q)	“Operating Profit Margin” will be measured as the Company’s consolidated GAAP operating income (revenue minus cost of goods sold (COGS) minus research and development (R&D) minus selling, general and administrative (SG&A), excluding Incentive Plan and VCP accruals, if any, and any Non-Recurring Items) as a percentage of revenue. The Company’s GAAP operating income shall be determined based on the Company’s financial results as approved by the Company’s Audit Committee and filed with the Securities and Exchange Commission on a Form 10Q or Form 10K.

(R)	“Non-Recurring Items” include any unusual or infrequent accounting items included in GAAP operating profits such as:

(i)	gains on sales of assets not otherwise included in revenue;

(ii)	losses on sales of assets, restructuring charges, merger-related costs including amortization or impairment of acquisition-related intangible assets, asset write-offs, write-downs, and impairments whether or not included in COGS, SG&A or R&D expenses;

(iii)	the events or occurences listed in Section 7(B); and

(iv)	except with respect to any 162(m) Award, such other items as the Committee may determine at its sole discretion.

The Committee will determine, in its sole discretion, whether to include or exclude any or all of the above described Non-Recurring Items as part of Operating Profit Margin.

(S)	“Participant” means any Eligible Participant designated by the Committee to participate in the Incentive Plan for a Plan Cycle.

(T)	“Plan Administration Committee” means the Company’s Chief Executive Officer, Chief Financial Officer, and Vice President of Human Resources.

(U)	“Plan Cycle” means a period on or after the Effective Date beginning on the first day of the Company’s first fiscal quarter and ending on the last day of the Company’s second fiscal quarter, or the period beginning on the first day of the Company’s third fiscal quarter and ending on the last day of the Company’s fourth fiscal quarter.

(V)	“Revenue Growth” means the Company’s year-over-year revenue growth based on the Company’s GAAP revenue for a given Plan Cycle over the Company’s GAAP revenue for the corresponding period from the prior fiscal year. The Company’s GAAP revenue shall be determined based on the Company’s financial results as approved by the Company’s Audit Committee and filed with the Securities and Exchange Commission on a Form 10-Q or Form 10-K. For purposes of calculating Revenue Growth, the Committee shall exclude any non-recurring revenue as calculated by the Committee for purposes of determining the Operating Profit Margin. To preserve the intended incentives and benefits of the Incentive Plan, the Committee may adjust the Revenue Growth calculation to reflect any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company (or any material portion of the Company).

(W)	“Target Incentive Amount” means, for each Participant, the product of (i) the Participant’s Base Salary times (ii) the Participant’s Target Incentive Factor.

(X)	“Target Incentive Factor” means the applicable target award percentage for a Participant as set forth in Schedule A to this Incentive Plan.

(Y)	“VCP” means the Company’s Variable Compensation Plan, or any similar plan intended to compensate Employees based on the Company’s financial performance.

3.	Administration of the Incentive Plan.

(A)	Administration. The Incentive Plan shall be administered by the Committee.

(B)	Powers of the Committee. Subject to the provisions of the Incentive Plan and to the specific duties, if any, delegated by the Board, the Committee shall have the authority, in its discretion, to construe and interpret the terms of the Incentive Plan, to designate the Participants in the Incentive Plan, and to make all other determinations deemed necessary or advisable for administering the Incentive Plan. The Committee may delegate to the Plan Administration Committee the determination of the Participants in the Plan and the Target Incentive Amount for anyone other than Covered Employees and executive officers who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934.

(C)	Individual Performance Multipliers. In determining an Individual Incentive Payment, the Committee may include an Individual Performance Multiplier for any Participant that reflects a Participant’s achievement of MBOs during a Plan Cycle. If included, the Committee will set the MBOs for a Plan Cycle. For all Participants other than Covered Employees and executive officers who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, the Committee may delegate to the Plan Administration Committee the setting of MBOs for individual Participants. The specific MBOs must be established while the performance relating to the MBOs remains substantially uncertain with respect to achievement of such MBOs during a Plan Cycle. MBOs may vary based on the Company’s strategic initiatives and the responsibilities of each Participant.

(D)	Effect of Committee’s Decisions. The Committee’s decisions, determinations and interpretations shall be final and binding on all Participants.

4.	Eligibility.

Except as set forth in Sections 7 and 8 below, Participants must be Continuously Employed by the Company during a Plan Cycle to receive an Individual Incentive Payment. Participants who become employed during a Plan Cycle and remain Continuously Employed by the Company from the date of their employment through the remainder of the Plan Cycle will receive a pro-rata Individual Incentive Payment based upon the number of calendar days during a Plan Cycle that the Participant was an Employee. Subject to Section 7 below, a Participant’s Target Incentive Factor for a Plan Cycle will be based on the Target Incentive Factor for the Participant determined as of the last day of the Plan Cycle.

5.	Determination of Payments.

The Individual Incentive Payment to each Participant for each Plan Cycle shall be calculated by multiplying the Participant’s Target Incentive Amount by the Incentive Plan Pay-Out Percentage for that Plan Cycle. At its discretion and to the extent consistent with Section 7 in regard to any Covered Employee, the Committee or Plan Administration Committee may further include an Individual Performance Multiplier in the determination of Individual Incentive Payments during any Plan Cycle. In no event shall any Individual Incentive Payment exceed 250% of a Participant’s Target Incentive Amount and in no event will a Participant receive Individual Incentive Payments in any fiscal year in excess of $2,000,000.

6.	Payout Schedule.

(A)	Payout Timing. Individual Incentive Payments shall be paid in a cash lump sum to each Participant as soon as is reasonably practicable after the public disclosure of the Company’s financial results through the filing of a Form 10-Q or Form 10-K with the Securities and Exchange Commission for the relevant Plan Cycle; provided, however, that with respect to each Participant (or his or her estate, as applicable) who, pursuant to Section 8(A) below, is eligible to receive an Individual Incentive Payment for a given Plan Cycle without being Continuously Employed on the date such Individual Incentive Payment is paid, then:

(i)	With respect to an Individual Incentive Payment for a Plan Cycle composed of the Company’s first and second fiscal quarters, such Individual Incentive Payment shall be paid on or before the 15th day of the third month following the later of (a) the last day of the calendar year in which such Participant died or incurred a Disability, or (b) the last day of the Company’s taxable year in which such Participant died or incurred a Disability; and

(ii)	With respect to an Individual Incentive Payment for a Plan Cycle composed of the Company’s third and fourth fiscal quarters, such Individual Incentive Payment shall be paid in the calendar year during which such Plan Cycle ends, but no later than on or before the 15th day of the third month following the later of (a) the last day of the calendar year in which such Participant died or incurred a Disability, or (b) the last day of the Company’s taxable year in which such Participant died or incurred a Disability.

(B)	Continuous Status. Notwithstanding anything in the Incentive Plan to the contrary, except as provided in Section 8(A) below in the case of death or Disability, a Participant must be Continuously Employed between the last day of a Plan Cycle and on the date the Individual Incentive Payment is paid in order to receive an Individual Incentive Payment for a given Plan Cycle. In the event a Participant’s Continuous Employment with the Company terminates between the last day of a Plan Cycle and on the date the Individual Incentive Payment is paid for any reason other than death or Disability, any unpaid portion of the Participant’s Individual Incentive Payment shall be forfeited.

(C)	Withholding. Any amounts payable hereunder shall be subject to applicable tax and other payroll withholding in accordance with the Company’s policies and programs and applicable law.

7.	Awards to Covered Employees.

(A)	Awards Granted to Designated Covered Employees. If the Committee determines that an award to be granted to an Employee who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, such award shall be a 162(m) Award subject to the terms set forth in this Section 7, notwithstanding any contrary term otherwise provided in this Incentive Plan; provided, however, that nothing in this Section 7 shall be interpreted as preventing the Committee from granting awards to Covered Employees that are not intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the Code. 162(m) Awards may be granted with respect to a Plan Cycle, a calendar or fiscal year, or any other performance period designated by the Committee.

(B)

Performance Goals Generally. The performance goals for 162(m) Awards shall consist of one or more business criteria or individual performance criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(B). Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder (including Treasury Regulation §1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain” at the time the Committee actually establishes the performance goal or goals. The Committee may determine that 162(m) Awards shall be granted and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to the payment of such 162(m) Awards. Performance goals may differ for 162(m) Awards granted to any one Participant or to different Participants. In establishing or adjusting a performance goal, the Committee may exclude the impact of any of the following events or occurrences which the Committee determines should appropriately be excluded: (i) any amounts accrued by the Company or its subsidiaries pursuant to management bonus plans or cash profit sharing plans and related employer payroll taxes for the fiscal year; (ii) any discretionary or matching contributions made to a savings and deferred profit-sharing plan or deferred compensation plan for the fiscal year; (iii) asset write-downs; (iv) litigation, claims, judgments or settlements; (v) the effect of changes in tax law or other such laws or regulations affecting reported results; (vi) accruals for reorganization and restructuring programs; (vii) any extraordinary, unusual or nonrecurring items as described in the Accounting Standards Codification Topic 225, as the same may be amended or superseded from time to time; (viii) any change in accounting principle as defined in the Accounting Standards Codification Topic 250, as the same may be amended or superseded from time to time; (ix) any loss from a discontinued operation as described in the Accounting Standards Codification Topic 360, as the same may be amended or superseded from time to time; (x) goodwill impairment charges; (xi) operating results for any business acquired during a specified calendar year; (xii) third party expenses associated with any acquisition by the Company or any subsidiary; (xiii) items that the Board has determined do not represent core operations of the Company, specifically including, but not limited to, interest expenses, taxes, depreciation and amortization charges; (xiv) marked-to-market adjustments for financial instruments; (xv) impairment to assets; and (xvi) any other extraordinary events or occurrences identified by the Committee, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in the Company’s annual report to shareholders for the applicable year.

(C)	Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for 162(m) Awards: (i) stock price, (ii) earnings per share (diluted or basic), (iii) operating income, (iv) return on equity or assets, (v) cash flow, (vi) earnings before interest, taxes, depreciation and amortization (“EBITDA”), (vii) adjusted EBITDA, (viii) overall revenue or sales growth, (ix) expense reduction or management, (x) market share, (xi) total shareholder return, (xii) return on investment, (xiii) earnings before interest and taxes (“EBIT”), (xiv) net income, (xv) return on net assets, (xvi) economic value added, (xvii) shareholder value added, (xviii) cash flow return on investment, (xix) net operating profit, (xx) net operating profit after tax, (xxi) return on capital, (xxii) return on invested capital, (xxiii) achievement of savings from business improvement projects, (xxiv) capital project deliverables, (xxv) human resources management targets, including medical cost reductions and time to hire, (xxvi) leverage ratios including debt to equity and debt to total capital; (xxvii) debt reduction; (xxviii) new or expanded market penetration; (xxix) satisfactory internal or external audits; (xxx) revenues; (xxxi) Operating Profit Margin; (xxxii) Revenue Growth; and (xxxiii) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Russell 2000 Index or a group of comparable companies.

(D)	Individual Performance Criteria. Payment of 162(m) Awards may also be contingent upon individual performance goals established by the Committee, including individual business objectives and criteria specific to an individual’s position and responsibility with the Company or its subsidiaries. If required for compliance with Section 162(m) of the Code, such criteria shall be approved by the stockholders of the Company.

(E)	Time for Establishing Performance Goals. Performance goals applicable to 162(m) Awards shall be established not later than the earliest to occur of (i) 90 days after the beginning of the calendar year applicable to such 162(m) Awards, (ii) after 25% of the period of service (as scheduled in good faith at the time the goal is established) related to such 162(m) Award has elapsed, or (iii) at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

(F)	Payout of Awards. After the end of each applicable calendar year or Plan Cycle, the Committee shall determine the amount of any 162(m) Award payable to each Participant. The Committee may, in its discretion, reduce the amount of a payment otherwise to be made in connection with a 162(m) Award, and/or adjust the amount of a payment otherwise to be made in connection therewith to reflect the events or occurrences set forth in Section 7(B), but may not exercise discretion to increase any such amount in the case of any 162(m) Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. For purposes of clarity, in the event that an adjustment made solely pursuant to Section 7(B) above results in the increase of a payment under a 162(m) Award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will not be deemed to have made an impermissible increase to the amount payable pursuant to that 162(m) Award. In addition to the provisions of Section 8(A), the Committee may specify the circumstances in which such a 162(m) Award shall be paid or forfeited in the event of termination of employment by an Employee prior to the end of the applicable calendar year or payment of such Award; provided, that, with respect to Awards intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the Code, the Committee shall not take any action in this regard that would cause any such 162(m) Award to fail to so qualify.

(G)	Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any 162(m) Award, and the achievement of performance goals relating to and final payment of 162(m) Awards shall be made in writing in the case of any 162(m) Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The Committee may not delegate any responsibility relating to such 162(m) Awards.

(H)

Status of Awards under Section 162(m) of the Code. It is the intent of the Company that 162(m) Awards granted to Employees who are designated by the Committee as likely to be Covered Employees within the meaning of Section 162(m) of the Code and the regulations thereunder (including Treasury Regulation §1.162-27 and successor regulations thereto) shall, if so designated by the Committee, constitute “performance-based compensation” within the meaning of Section 162(m) of the Code and regulations thereunder. Accordingly, the terms of this Section 7, including the definitions of Covered Employee and other terms used herein, shall be interpreted in a manner consistent with Section 162(m) of the Code and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Employee will be a Covered

Employee with respect to a calendar year that has not yet been completed, the term “Covered Employee” as used herein shall mean only an Employee designated by the Committee, at the time of grant of an award, who is likely to be a “covered employee” (as defined in Section 162(m) of the Code, Treasury Regulation §1.162-27 and successor regulations thereto) with respect to that calendar year. If any provision of this Incentive Plan as in effect on the date of adoption of any agreements relating to awards that are designated as intended to comply with Section 162(m) of the Code does not comply or is inconsistent with the requirements of Section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

8.	Miscellaneous Provisions.

(A)	Death or Disability. In the event of a Participant’s death or Disability, the Participant or his or her estate (as applicable) will receive a pro rata Individual Incentive Payment, based upon the Company’s performance during a Plan Cycle and the number of calendar days completed in the current Plan Cycle at the time of the death or Disability.

(B)	Unsecured Creditor. It is understood and agreed that the Company has only a contractual obligation to make payments of Individual Incentive Payments under this Incentive Plan and that such payments are to be satisfied out of general corporate funds that are subject to the claims of the Company’s creditors.

(C)	Change in Control. In the event of a Change in Control, the Incentive Plan will be assumed or comparably replaced by the Company’s successor. If the successor fails or refuses to assume or comparably replace the Incentive Plan, each Participant will receive a pro rata Individual Incentive Payment, based upon the number of calendar days completed in the current Plan Cycle multiplied by an Incentive Plan Pay-Out Percentage of 100%. Any such payment shall be a lump sum cash payment made within ten (10) days of a Change in Control; provided, however, that with respect to each Participant (or his or her estate, as applicable) who, pursuant to Section 8(A) above, is eligible to receive an Individual Incentive Payment for a given Plan Cycle without being Continuously Employed on the date such Individual Incentive Payment is paid, such Individual Incentive Payment shall be paid on or before the 15th day of the third month following the later of (a) the last day of the calendar year in which such Participant died or incurred a Disability, or (b) the last day of the Company’s taxable year in which such Participant died or incurred a Disability.

(D)	Reclassification. In the event that an Employee who is a Participant is reclassified or demoted to a position which would not then qualify such individual as a Participant, the Employee will nevertheless remain eligible to participate in the current Plan Cycle, provided that he or she remains in Continuous Employment. The Employee shall be ineligible, however, to participate in any new Plan Cycle, unless the Committee determines otherwise in its sole discretion.

(E)	Section 409A of the Code. Each Individual Incentive Payment under this Incentive Plan is intended to be exempt from Section 409A of the Code pursuant to the exception for short-term deferrals (within the meaning of the Treasury regulations issued under Section 409A of the Code), and the Incentive Plan shall be construed and interpreted in accordance with such intent to the maximum extent permitted by law.

(F)	Right to Offset. To the extent permitted by law, the Company shall have the right to offset against its obligation to deliver amounts under any Individual Incentive Payment any outstanding amounts of whatever nature that the Participant then owes to the Company.

9.	Limitations.

Neither the Incentive Plan nor any Individual Incentive Payment shall confer upon a Participant any right with respect to continuing the Participant’s employment relationship with the Company, nor shall it interfere in any way with the Participant’s right or the Company’s right to terminate such employment at any time, with or without cause.

10.	Amendment and Termination.

The Committee shall have the power to amend, suspend or terminate the Incentive Plan at any time, provided that no such amendment or termination shall adversely impair a Participant’s rights with respect to any Plan Cycle that has already commenced.

11.	Governing Law.

The Program shall be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware.

12.	No Right of Assignment.

No Participant shall have any right to assign, alienate, or otherwise transfer his or her rights, if any, under the Incentive Plan. Any purported assignment, alienation or transfer by a Participant of his or her rights under the Incentive Plan shall be null and void ab initio and of no force or effect.

Schedule A

TARGET INCENTIVE FACTORS FOR EACH PLAN CYCLE

Level	Target Incentive Factor

CEO	50%

Direct Reports to the CEO at the Vice President Level and above	25%

Other Management and Key Individual Contributors*	5 – 25%

* As determined by the Plan Administrative Committee.